Exhibit 10.1

PROMISSORY NOTE

Principal Amount: $70,414,087.87	Date:	As of March 21, 2006
Wilmington, Delaware

§1.          Promise to Pay.

For value received, the Company hereby promises to pay to the order of Hallmark Entertainment Holdings, Inc. or its assigns, (“Holdings”) at such place as Holdings may, from time to time specify in writing, the above principal amount outstanding under this Note together with all fees and accrued interest no later than the Maturity Date and in accordance with Section 2 hereof.

§2.          Interest.

§2.1        Loans provided hereunder shall bear interest at the rate of LIBOR plus 300 basis points per annum from the effective date of March 21, 2006 and shall be payable in full on May 31, 2007 (“Maturity Date”).

§2.2        All calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year and accrued but unpaid interest shall be added to the principal amount annually.)

§2.3        “LIBOR” shall mean the three month rate for London Inter-Bank Offering Rate published for the first day of each quarter in the Wall Street Journal.

§3.          Repayment and Optional Prepayment.

§3.1        The Company shall pay to Holdings a single principal payment together with all accrued and unpaid interest on the Maturity Date.

§3.2        The Company shall have the privilege at any time and from time to time, to prepay this Note in whole or in part without premium or penalty to the extent permitted by that certain Credit and Security Agreement dated as of August 31, 2001 with JPMorgan Chase as agent (“Credit Agreement”).

§4.          Events of Default.

Each of the following shall constitute an event of default hereunder (an “Event of Default”):

(i)            The failure of the Company to make any payment of principal or interest hereunder when the same is due and payable, and such failure to pay continues for a period of five (5) days or more after written notice thereof from Holdings;

(ii)           The Company shall be in default with respect to the Credit Agreement or with respect to that certain Note Purchase Agreement dated as of August 1, 2003 by and between Crown Media Holdings, Inc. and HC Crown Corp and such default under either facility could accelerate the maturity of the indebtedness thereunder and such default is not cured or waived within the grace period provided therein.

5.             Remedies.

Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default hereunder, Holdings shall have the right to declare the entire unpaid amount of principal and interest hereunder immediately due and payable in full without presentation, demand or protest, each of which is hereby waived by the Company.

§6           Waivers.

§6.1        The failure by Holdings to exercise any right or remedy available hereunder in the Event of Default shall in no event be construed as a waiver or release of the same. Likewise, Holdings shall not, by any act or omission or commission, be deemed to waive any right hereunder unless such waiver is evidenced in writing and signed by Holdings, and then only to the extent specifically set forth in such writing. Moreover, a waiver with respect to any one event shall not be construed as continuing or as a bar to or waiver of Holdings’ rights or remedies with respect to any subsequent event.

§6.2        The Company expressly waives presentment for payment, notice of dishonor, protest, notice of protest, diligence of collection, and each other notice of any kind, and hereby consent to any number of renewals or extensions of time for payment hereof, which renewals and extensions shall not affect the liability of the Company.

§6.3        The Company hereby waives and releases all errors, defects and imperfections in any proceeding instituted by Holdings under the terms hereof as well as all benefits that might accrue to the Company by virtue of any present or future laws exempting any property, real, personal or mixed, or any part of the proceeds arising from any sale of such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Company agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part or in any other manner desired by Holdings.

§7.          Notices.

Each notice required to be given to any party hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when sent by certified or registered mail, return receipt requested, to the party at its respective address as follows or to such other address as indicated by such party in writing:

Company:	Crown Media Holdings, Inc.
12700 Ventura Blvd, Suite 200
Studio City, CA 91604
Phone: 818-755-2400
ATTN: Executive VP, Legal Affairs

Holdings:	Hallmark Entertainment Holdings, Inc.
2501 McGee, MD #342
Kansas City, MO 64108
ATTN: Chief Financial Officer

With a copy to:	Hallmark Cards, Incorporated
P.O. Box 419126
Kansas City, MO 64141
ATTN: General Counsel

§8.          Assignability.

This Agreement shall be binding upon and inure to the benefit of the Company and Holdings and their respective successors and assigns; provided, however, that this Note, or any portion thereof, may not be assigned by the Company without the written consent of Holdings.

§9.          Modifications.

This Note may be modified only in a writing signed by the Company and Holdings. Any amendment, extension of time or any other modification shall not affect Company’s obligations hereunder.

§10.        Governing Law.

This Note shall be governed by and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

§11.        Headings.

The heading preceding the text of each Section hereof is inserted solely for convenience of reference and shall not constitute a part of this Note, nor shall the same affect the meaning, construction of effect hereof.

§12.        Severability.

If any provision of this Note or the application thereof is declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall be unaffected and remain valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned officers have executed this Note as of the day and year first above written thereby legally binding such party to the terms hereof.

CROWN MEDIA HOLDINGS, INC.

By	/s/ William J. Aliber

Name:	William J. Aliber

Title:	EVP / CFO